SCHEDULE I
TO THE CUSTODIAN AGREEMENT DATED 3/30/2012

BETWEEN
BROWN CAPITAL MANAGEMENT MUTUAL FUNDS
AND
MUFG UNION BANK, N.A.

Effective Date May 1, 2015

THE BROWN CAPITAL MANAGEMENT MID-CAP FUND
THE BROWN CAPITAL MANAGEMENT SMALL COMPANY FUND
THE BROWN CAPITAL MANAGEMENT INTERNATIONAL EQUITY FUND
THE BROWN CAPITAL MANAGEMENT INTERNATIONAL SMALL COMPANY FUND

By: Brown Capital Management Mutual Funds,	By: MUFG Union Bank, N.A.
“Principal”	“Custodian”

/s/ Keith A. Lee	/s/ Theresa A. Moore
Keith A. Lee	Authorized Signature
Theresa A. Moore, VP
President & COO	Name & Title
5/5/15	5/14/2015
Date	Date